Exhibit 99.1

Kips Bay Medical Reports Second Quarter 2011 Results & FDA Update

Minneapolis, MN, August 10, 2011 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today announced financial results for the second quarter and six months ended July 2, 2011.

Financial Results

Net sales were $48,000 in the second quarter of 2011 and 2010 while gross profit was down 6.9% or $2,000 in the second quarter of 2011 as compared to the second quarter of 2010. Net loss in the second quarter of 2011 was $1.0 million, or $0.07 per diluted share, compared to a net loss of $5.9 million, or $0.43 per diluted share, in the second quarter of 2010.  During the second quarter of 2011, the Company initiated sales with one new independent distributor, and realized a gross margin of 56.3% compared to 60.4% in the second quarter of 2010. The decline in gross margin during the current quarter resulted from changes in the distributor sales mix and the effects of reduced manufacturing volumes on the cost of sales. Net loss for the second quarter of 2010 included a $5.0 million non-cash charge for the first milestone payment payable to Medtronic, Inc. triggered by the first commercial sale of the eSVS MESH. This milestone was paid in June 2011 on the one-year anniversary of the first commercial sale.

Net sales increased to $158,000 for the six months ended July 2, 2011, up from $48,000 for the same period in the prior year.  The net loss in the first half of 2011 was $2.0 million, or $0.13 per diluted share, compared to a net loss of $9.4 million, or $0.70 per diluted share, in the first half of 2010.   The Company achieved a gross margin of 63.3% compared to 60.4% for the first half of 2011 and 2010, respectively. The net loss for the first half of 2010 included both the charge for the $5.0 million milestone obligation payable to Medtronic and a $2.3 million non-cash charge for an increase in the estimated fair value of an investor stock purchase option liability.

Balance Sheet and Cash Flow

Cash and short-term investments increased to $11.1 million at July 2, 2011 from $3.8 million as of December 31, 2010. Total current assets increased to $12.1 million from $5.7 million over the same period. These increases were driven by our Initial Public Offering (“IPO”) completed in February 2011, from which the Company realized net proceeds of approximately $13.6 million.

Current liabilities decreased from $5.7 million as of December 31, 2010 to $265,000 as of July 2, 2011. This decrease resulted from the payment of the $5.0 million milestone obligation and the payment of certain expenses related to the Company’s IPO that were both in current liabilities as of December 31, 2010.

Cash used in operations increased from $2.1 million for the six months ended July 3, 2010 to $6.3 million for the six months ended July 2, 2011. This increase resulted primarily from the payment of the first $5.0 million milestone obligation in June 2011.

FDA Update

As previously reported, the United States Food and Drug Administration (“FDA”) had indicated that they needed to review the Company’s IDE information with outside experts before they could provide further guidance to the Company.  In the Company’s most recent conversations, the FDA has indicated that due to internal processing delays, the FDA has provided the Company’s IDE information to these outside experts for this review only within the past week.

Given that the outside experts have not had the opportunity to review the Company’s IDE information, the Company is not in a position to provide an update on the expected filing date for an amended IDE submission.

Looking Ahead

Sales, general and administrative expenses will increase slightly as the Company continues to expand its sales and marketing activities.  The Company expects to make significant investments in R&D once it is able to commence the US IDE trial and post-market clinical studies to be conducted in Europe. The Company’s ability to maintain and improve margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

“While we wait for the opportunity to move forward with the US regulatory process, we are not sitting still” said Manny Villafaña, Kips Bay Medical Chairman and Chief Executive Officer.  “We continue to focus our efforts on developing our international business.  During this past quarter we spent a significant amount of time, both in Europe and the Far East, meeting with doctors and hospital administrators to expand the base of institutions implanting our eSVS MESH and to lay the foundation for the use of the eSVS MESH at still more institutions.”

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS MESH for use in coronary artery bypass grafting surgery. Our eSVS MESH is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.kipsbaymedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) obtaining IDE approval; (ii) increases in sales, general and administrative expenses; (iii) significant investments in R&D; (iv) post market clinical studies to be conducted in Europe; and (v) commercialization of our eSVS MESH abroad are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 31, 2011 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Financial Officer,  +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Operations (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Six Months Ended
	July 2,	July 3,	Percent	July 2,	July 3,	Percent
	2011	2010	Change	2011	2010	Change

Net sales	$48	$48	—	$158	$48	229.2%
Cost of sales	(21)	(19)	(10.5)%	(58)	(19)	205.3
Gross profit	27	29	(6.9)	100	29	244.8

Operating expenses:
Research and development	387	606	(36.2)	821	1,510	(45.6)
Selling, general and administrative	689	298	131.2	1,242	593	109.4
Milestone expense	—	5,000	—	—	5,000	—
Total operating expenses	(1,049)	(5,875)	(82.1)	(1,963)	(7,074)	(72.3)

Other income (expense):
Interest income	5	4	25.0	9	8	12.5
Change in fair value of investor stock purchase option	—	—	—	—	(2,290)	—
Net loss	$(1,044)	$(5,871)	(82.2)%	$(1,954)	$(9,356)	(79.1)%
Weighted average shares outstanding—basic and diluted	15,734,291	13,581,791	15.8	15,163,243	13,271,810	14.3
Net loss per share—basic and diluted	$(0.07)	$(0.43)	(83.3)%	$(0.13)	$(0.70)	(81.4)%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	July 2, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,017	$3,548
Short-term investments	7,092	236
Accounts receivable	62	56
Inventories	747	606
Prepaid expenses and other current assets	196	1,260
Total current assets	12,114	5,706
Property and equipment, net	460	466
Total assets	$12,574	$6,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52	$180
Accrued liabilities	211	539
Accrued milestone and royalties	2	5,005
Total current liabilities	265	5,724

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of July 2, 2011 and December 31, 2010, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 15,734,291 and 13,581,791 issued and outstanding as of July 2, 2011 and December 31, 2010, respectively	157	136
Additional paid-in capital	34,204	20,405
Accumulated other comprehensive loss	(5)	—
Retained deficit	(22,047)	(20,093)
Total stockholders’ equity	12,309	448
Total liabilities and stockholders’ equity	$12,574	$6,172

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Six Months Ended
	July 2, 2011	July 3, 2010
Cash flows from operating activities:
Net loss	$(1,954)	$(9,356)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	48	37
Stock-based compensation	187	322
Amortization of premium on short-term investments	28	—
Non-cash interest income	(20)	—
Change in fair value of investor stock purchase option	—	2,290
Changes in operating assets and liabilities:
Accounts receivable	(6)	(48)
Inventories	(141)	(150)
Prepaid expenses and other current assets	1,064	(735)
Accounts payable	(128)	464
Accrued liabilities	(328)	74
Accrued milestone and royalties	(5,003)	5,002
Net cash used in operating activities	(6,253)	(2,100)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	—	480
Purchases of short-term investments	(6,868)	(4)
Purchase of property and equipment	(42)	(75)
Net cash (used in) provided by investing activities	(6,910)	401
Cash flows from financing activities:
Proceeds from sale of common stock in IPO, net of related costs of $2,868	13,632	—
Proceeds from exercise of investor option to purchase common stock	—	3,750
Proceeds from sale of common stock under private placement offerings, net of issuance costs	—	1,236
Net cash provided by financing activities	13,632	4,986
Net increase in cash and cash equivalents	469	3,287
Cash and cash equivalents at beginning of period	3,548	2,469
Cash and cash equivalents at end of period	$4,017	$5,756

Supplemental non-cash disclosures:
Reclassification of investor stock purchase option liability to equity	$—	$3,250